Exhibit 99.1

Contacts	Investors:	Media:
	Anna Marie Dunlap	Kent Jenkins
	SVP Investor Relations	VP Public Affairs Communications
	714-424-2678	202-682-9494

CORINTHIAN COLLEGES REPORTS

FISCAL 2012 THIRD QUARTER RESULTS

Santa Ana, CA, May 3, 2012 — Corinthian Colleges, Inc. (NASDAQ:COCO) reported financial results today for the third quarter ended March 31, 2012.  The results were within the previous guidance range for earnings per share; above guidance for new enrollment growth; and below guidance for revenue. In keeping with past practice, the company’s guidance excluded extraordinary charges.

“In the third quarter we continued to focus on student outcomes, fiscal discipline, and operational efficiency,” said Jack Massimino, Corinthian’s Chairman and Chief Executive Officer. “Our student attrition and graduate employment trends continue to make incremental improvement compared with the prior year, primarily the result of reducing the risk profile of our students, closing underperforming programs and schools, and our ongoing efforts to help students succeed.”

“As anticipated, our new student enrollment growth improved in the third quarter this year compared to the same quarter last year,” Massimino said.  “The improvement is the result of several factors, including gradual stabilization in ground school new enrollments, continued strong growth at Everest University Online and a less challenging comparison to the third quarter last year. We expect the rate of new enrollment growth to remain positive in the fourth quarter.”

“We continue to pursue several initiatives to reduce expenses, improve operational efficiency, and strengthen our balance sheet,” Massimino said.  “Over the past 18 months we have reduced annualized operating expenses by approximately $150 million. We have implemented systems and process efficiencies in the areas of financial aid and cohort default prevention which have substantially reduced bad debt and improved default rates. In addition, we completed the sale-leaseback of five Heald campuses and we are in the process of selling or teaching out seven Everest campuses.”

“As we move into fiscal 2013, we are anticipating a number of challenges,” Massimino said. “These include changes in general economic conditions and the loss of federal funding for students who lack a high school diploma or GED, or ‘Ability-to-Benefit’ (ATB) students. To help offset the loss of ATB students, we are introducing several new diploma programs across our ground schools and making our GED preparation programs available to the general public at selected U.S. campuses. We expect these programs to begin to have a significant positive impact on our financial results in the second half of fiscal 2013. In addition, we expect continued enrollment increases at our new campuses and solid enrollment growth in our online learning programs throughout the fiscal year.”

Comparing the third quarter of fiscal 2012 with the same quarter of the prior year (Note — all results are for continuing operations only):

•                  Net revenues were $424.1 million versus $455.5 million, a decrease of 6.9%.

•                  The total student population at March 31, 2012 was 96,631 versus 100,914 at March 31, 2011, a decrease of 4.2%.

•                  New student enrollments totaled 29,427 versus 28,895, an increase of 1.8%.

•                  Operating income was $26.1 million, excluding impairment and severance charges of $5.3 million, compared with operating income of $31.2 million, excluding severance charges of $2.4 million in the third quarter of fiscal 2011.

•                  Income from continuing operations, excluding impairment and severance for both periods, was $12.5 million, compared with $18.7 million in the prior year.

•                  Diluted earnings per share from continuing operations were $0.11 per share versus $0.20.  Excluding the impairment and severance charges and the related tax effect, diluted earnings per share from continuing operations were $0.15 in Q3 12 and $0.22 in Q3 11.

Financial Review

Educational services expense decreased $12.8 million, or 4.8%, from $268.8 million in Q3 11 to $256.0 million in Q3 12.  As a percent of net revenues, educational services expenses increased from 59.0% in Q3 11 to 60.3% in Q3 12.  The increase as a percent of net revenue is primarily due to an increase in facilities and compensation expense, reflecting the fixed nature of these expenses against a lower revenue base, partially offset by improvement in bad debt expense.

Bad debt expense decreased to $10.5 million or 2.5% of net revenues for Q3 12 compared to $21.7 million or 4.8% of net revenues for Q3 11. The improvement in bad debt expense is primarily the result of continued efficiencies in packaging students with financial aid as a result of bringing processing in-house.

Marketing and admissions expenses decreased $1.9 million, or 1.8%, from $104.9 million in Q3 11 to $103.0 million in Q3 12.  As a percent of net revenues, marketing and admissions expenses increased from 23.0% in Q3 11 to 24.3% in Q3 12.  The increase as a percent of revenue is primarily attributable to an increase in unit advertising costs against a lower revenue base offset partially by a decrease in compensation expense.

General and administrative expenses decreased $11.6 million, or 22.9% from $50.7 million in Q3 11 to $39.1 million in Q3 12.  As a percent of net revenues, G&A expenses decreased from 11.1% in Q3 11 to 9.2% in Q3 12. The decrease reflects the company’s cost reduction initiatives.

Impairment and severance charges — During Q3 12, we recorded and paid severance of $3.1 million and recorded a long-lived asset impairment charge of $2.2 million versus $2.4 million in severance expenses in Q3 11.

The operating margin, excluding the impairment, facility closing and severance charges, was 6.1% in Q3 12 versus 6.8% in Q3 11. The decline is primarily the result of a lower student population in the ground schools, and fixed compensation and facilities expenses against a lower revenue base.

Cash and cash equivalents totaled $79.6 million at March 31, 2012, compared with $107.4 million at June 30, 2011.  The decrease results from the repayment of debt, partially offset by proceeds from the sale-leaseback transaction (discussed in “Other” below) and cash flows from operations.

Total debt and capital leases totaled $98.3 million at March 31, 2012, compared with $331.8 million at June 30, 2011.

Cash flows from operations were $195.7 million in the first nine months of fiscal 2012, versus $53.6 million in the same period last year. The increase in cash flow is primarily related to the timing of cash payments and receipts related to working capital.

Capital expenditures were $31.0 million for the first nine months of fiscal 2012, versus $88.9 million in the same period last year. The decrease is primarily the result of opening fewer new campuses.

Other

As reported on March 1, 2012, the company completed the sale-leaseback of five of its Heald College facilities to affiliates of STORE Capital Acquisitions, LLC. The transaction was completed on February 29, 2012, and generated proceeds of $39.9 million.

As reported on March 5, 2012, the company completed a review of the five-year performance of each of its schools in terms of student outcomes and financials. Based on that review, the Board approved a plan to sell four campuses and teach out three others. The company is in the process of soliciting bids from potential buyers for the four Everest campuses in California for sale — Hayward, San Jose, San Francisco, and Los Angeles. In addition, the teach-out of the Everest Ft. Lauderdale campus has been completed, and the teach-outs of Everest Decatur and Everest Arlington are in process. The four schools for sale and Everest Ft. Lauderdale are being accounted for as discontinued operations.

Guidance

Note: Guidance is based upon continuing operations and excludes extraordinary charges:

Period	Revenue	Diluted EPS	New Student Growth	Cash Flow from Operations
Q4 12	$395 - $405 million	$0.10 - $0.12	4% - 6%	N/A
FY 12	N/A	$0.28 - $0.30	N/A	$225 million

Conference Call Today

We will host a conference call today at 12:00 p.m. Eastern Time (9:00 a.m. PT), to discuss third quarter results.  The call will be open to all interested investors through a live audio web cast at www.cci.edu (Investor Relations/Events & Presentations.) The call will be archived on www.cci.edu after the call.  A telephonic playback of the conference call will also be available through 11:00 p.m. PT, Thursday, May 10th.  The playback can be reached by dialing (855) 859-2056 and using passcode 68002869.

About Corinthian

Corinthian is one of the largest post-secondary education companies in North America. Our mission is to change students’ lives. We offer diploma and degree programs that prepare students for careers in demand or for advancement in their fields. Our program areas include health care, business, criminal justice, transportation technology and maintenance, construction trades and information technology. We have 119 Everest, Heald and WyoTech campuses, and also offer degrees exclusively online. For more information, go to http://www.cci.edu/.

Certain statements in this press release may be deemed to be forward-looking statements under the Private Securities Litigation Reform Act of 1995.  The company intends that all such statements be subject to the “safe-harbor” provisions of that Act.  Such statements include, but are not limited to, those regarding our beliefs and expectations regarding student outcomes; new student enrollment growth or declines in future periods; the success of our initiatives to increase new enrollments now and in the future, including the introduction of new diploma programs, GED preparation programs available to the general public, continued increases in enrollment at our new campuses, and continued growth in our online learning programs; statements regarding future operational performance, including the statements under the heading “Guidance” above, and the expected financial and operational impact of selling four Everest campuses in California and teaching out three other Everest campuses. Many factors may cause the company’s actual results to differ materially from those discussed in any such forward-looking statements or elsewhere, including: the effect of new Department of Education rules; the company’s effectiveness in its regulatory and accreditation compliance efforts; the outcome of ongoing reviews and inquiries by accrediting, state and federal agencies, including state attorneys general, the U.S. Department of Education’s Office of the Inspector General, the U.S. Attorney’s office in Georgia, and the CFPB; the outcome of pending litigation against the company; risks associated with variability in the expense and effectiveness of the company’s advertising and promotional efforts; potential increased competition; bad debt expense or reduced revenue associated with requesting students to pay more of their educational expenses while in school; risks associated with the company’s student lending program through ASFG; risks associated with the sale and/or teach-out of seven Everest campuses; changes in general macroeconomic and market conditions (including credit and labor market conditions, the unemployment rate and the rates of change of each such item); and the other risks and uncertainties described in the company’s filings with the U.S. Securities and Exchange Commission. The historical results achieved by the company are not necessarily indicative of its future prospects.  The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

###

Corinthian Colleges, Inc.

(In thousands, except per share data)

Condensed Consolidated Statements of Operations

	For the three months ended		For the nine months ended
	March 31,		March 31,
	2012	2011	2012	2011
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Net revenues	$424,057	$455,502	$1,242,792	$1,422,056
Operating expenses:
Educational services	255,953	268,782	767,378	830,136
General and administrative	39,089	50,693	131,015	160,427
Marketing and admissions	102,964	104,854	307,809	310,298
Impairment, facility closing, and severance charges	5,294	2,402	17,878	208,391
Total operating expenses	403,300	426,731	1,224,080	1,509,252

Income (loss) from operations	20,757	28,771	18,712	(87,196)

Interest (income)	(665)	(203)	(1,570)	(613)
Interest expense	2,394	1,899	7,775	6,061
Other expense (income), net	3,419	(1,513)	6,568	(3,324)
Pre-tax income (loss) from continuing operations	15,609	28,588	5,939	(89,320)
Provision for income taxes	6,244	11,292	2,328	23,281
Income (loss) from continuing operations	9,365	17,296	3,611	(112,601)
Loss from discontinued operations, net of tax	(5,276)	(1,226)	(7,364)	(1,932)
Net income (loss)	$4,089	$16,070	$(3,753)	$(114,533)

Income (loss) per common share — Basic:
Income (loss) from continuing operations	$0.11	$0.20	$0.04	$(1.31)
Loss from discontinued operations	$(0.06)	$(0.01)	$(0.08)	$(0.02)
Net income (loss)	$0.05	$0.19	$(0.04)	$(1.33)

Income (loss) per common share — Diluted:
Income (loss) from continuing operations	$0.11	$0.20	$0.04	$(1.31)
Loss from discontinued operations	$(0.06)	$(0.01)	$(0.08)	$(0.02)
Net income (loss)	$0.05	$0.19	$(0.04)	$(1.33)

Weighted average number of common shares outstanding:
Basic	85,080	84,577	84,918	85,646
Diluted	86,124	84,715	85,446	85,646

Selected Consolidated Balance Sheet Data

	March 31,	June 30,
	2012	2011
	(Unaudited)

Cash and cash equivalents	$79,578	$107,430
Receivables, net (including long term notes receivable)	$170,547	$244,413
Current assets	$315,882	$421,662
Total assets	$1,052,404	$1,204,225
Current liabilities	$379,003	$222,981
Debt and capital leases (including current portion)	$98,266	$331,792
Total liabilities	$482,537	$639,158
Total stockholders’ equity	$569,867	$565,067